                                                                   EXHIBIT 99.g5

                 AMENDMENT NO. 3 TO OMNIBUS CUSTODIAN AGREEMENT

     Amendment No. 3, dated as of May 1, 2003 (the "Amendment"), to the Omnibus
Custodian Agreement dated August 10, 1993, as amended on December 1, 1994 and
March 4, 1996 (the "Agreement"), by and between AMERICAN CENTURY INTERNATIONAL
BOND FUNDS, F/K/A BENHAM INTERNATIONAL FUNDS ("Fund") and STATE STREET BANK AND
TRUST COMPANY, a Massachusetts trust company ("Custodian").

     WHEREAS, Custodian and several Registered Investment Companies in the
Benham mutual fund family were party to the Agreement;

     WHEREAS, on September 3, 1996, Custodian was notified of the termination of the Agreement as to each of the investment companies listed in Exhibit A to the
Agreement except for the American Century International Bond Funds, formerly known as Benham International Funds;

     WHEREAS, the Fund is registered under the Investment Company Act of 1940;
and

     WHEREAS, the Fund and Custodian desire to amend and supplement the
Agreement upon the following terms and conditions.

     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Funds and Custodian hereby agree as follows:

1.   Exhibit A to the Agreement is hereby amended and restated in the form attached hereto.

2.   The following Section 25 is hereby added to the Agreement:

SECTION 25   DUTIES WITH RESPECT TO ACCOUNTS AND RECORDS AND VALUATION OF ASSETS
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     SECTION 25.1 ACCOUNTS AND RECORDS. Custodian will prepare and maintain, under the direction of and as interpreted by Fund, Fund's or Portfolio's accountants and/or other advisors, in complete, accurate and current form such accounts and records: (1) required to be maintained by Fund with respect to portfolio transactions under Section 31(a) of the 1940 Act; (2) required as a basis for calculation of each Portfolio's net asset value; and (3) as otherwise agreed upon by the parties. Fund will advise Custodian in writing of all applicable record retention requirements, other than those set forth in the 1940
Act. Custodian will preserve such accounts and records during the term of this
Agreement in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. Fund will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by Custodian to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

     SECTION 25.2 DELIVERY OF ACCOUNTS AND RECORDS. Fund will turn over or cause to be turned over to Custodian all accounts and records needed by Custodian to perform its duties and responsibilities hereunder fully and properly. Custodian may rely conclusively on the completeness and correctness of such accounts and records.

     SECTION 25.3 ACCOUNTS AND RECORDS PROPERTY OF FUND. Custodian acknowledges that all of the accounts and records maintained by Custodian pursuant hereto are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. Custodian will assist Fund's independent auditors, or upon the prior written approval of Fund, or upon demand, any regulatory body, in any requested review of Fund's accounts and records but Fund will reimburse Custodian for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Fund of the necessary information or instructions, Custodian will supply information from the books and records it maintains for Fund that Fund may reasonably request for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as Fund and
Custodian may agree upon from time to time.

     SECTION 25.4 ADOPTION OF PROCEDURES. Custodian and Fund may from time to time adopt such procedures as they agree upon, and Custodian may conclusively assume that no procedure approved or directed by Fund, Fund's or Portfolio's accountants or other advisors conflicts with or violates any requirements of
Fund's Prospectus, governing documents, any applicable law, rule or regulation, or any order, decree or agreement by which Fund may be bound. Fund will be responsible for notifying Custodian of any changes in statutes, regulations, rules, requirements or policies which may impact Custodian responsibilities or procedures hereunder.

     SECTION 25.5 VALUATION OF ASSETS. Custodian will value the assets of each
Portfolio in accordance with Proper Instructions utilizing the information sources designated by Fund ("PRICING SOURCES") on the Price Source and
Methodology Authorization Matrix, incorporated herein by this reference.

3.   Any and all references to "Benham International Funds" or "Fund" in the
     Agreement shall be changed to and inferred as "American Century
     International Bond Fund."

4.   General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of
     Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.
     This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY    AMERICAN CENTURY INTERNATIONAL BOND FUNDS

By:   /s/ Mark Nicholson                By: /s/ Robert J. Leach
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Name, Title:  Mark Nicholson            Name, Title: Robert J. Leach
              Vice President,                        Vice President,
              Operations                             Director of Fund Accounting
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                                    Exhibit A

American Century International Bond Fund,
         a portfolio of American Century International Bond Funds